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                                                                    EXHIBIT 11.1

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE


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
                                                                                                THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                 -----------------------------------------  --------------------------
                                                     1993          1994          1995           1995          1996
                                                 ------------  ------------  -------------  ------------  ------------
Net loss.......................................  $ (3,772,000) $ (6,502,000) $ (11,403,000) $ (3,757,000) $ (3,736,000)
                                                 ------------  ------------  -------------  ------------  ------------
                                                 ------------  ------------  -------------  ------------  ------------
Weighted average shares of Common Stock
 outstanding:                                         673,007       687,474        697,288       696,645       697,520
Shares related to staff accounting bulletin
 topic 4D:
  Stock options and warrants...................       270,351       270,351        270,351       270,351       270,351
  Common Stock.................................       421,503       421,503        421,503       421,503       421,503
  Convertible Preferred Stock (Series C).......     3,235,579     3,235,579      3,235,579     3,235,579     3,235,579
                                                 ------------  ------------  -------------  ------------  ------------
Shares used in computing net loss per share....     4,600,440     4,614,907      4,624,721     4,624,078     4,624,953
                                                 ------------  ------------  -------------  ------------  ------------
                                                 ------------  ------------  -------------  ------------  ------------
Net loss per share.............................  $      (0.82) $      (1.41) $       (2.47) $      (0.81) $      (0.81)
                                                 ------------  ------------  -------------  ------------  ------------
                                                 ------------  ------------  -------------  ------------  ------------
Calculation of shares outstanding for computing
 pro forma net loss per share:
  Shares used in computing net loss
   per share...................................     4,600,440     4,614,907      4,624,721     4,624,078     4,624,953
  Adjusted to reflect the effect of the assumed
   conversion of Preferred Stock from the date
   of issuance (1).............................     2,096,014     4,333,333      4,557,921     4,437,447     4,598,080
                                                 ------------  ------------  -------------  ------------  ------------
Shares used in computing pro forma net loss per
 share.........................................     6,696,454     8,948,240      9,182,642     9,061,525     9,223,033
                                                 ------------  ------------  -------------  ------------  ------------
                                                 ------------  ------------  -------------  ------------  ------------
Pro forma net loss per share...................  $      (0.56) $      (0.73) $       (1.24) $      (0.41) $      (0.41)
                                                 ------------  ------------  -------------  ------------  ------------
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(1) Series A and B shares